Exhibit 21
Subsidiaries of Registrant
     The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

State or Country
Name of Subsidiary	of Incorporation
Materion Advanced Chemicals Inc.	Wisconsin
Materion Advanced Materials Technologies and Services Netherlands B.V.	Netherlands
Materion Advanced Materials Technologies and Services Suzhou Ltd.	China
Materion Advanced Materials Technologies and Services Corp.	New Mexico
Materion Advanced Materials Technologies and Services Far East Pte. Ltd.	Singapore
Materion Advanced Materials Technologies and Services Inc.	New York
Materion Advanced Materials Technologies and Services Taiwan Co. Ltd.	Taiwan
Materion Brush Japan Ltd.	Japan
Materion Brush Singapore Pte. Ltd.	Singapore
Materion Brush GmbH	Germany
Materion Brush Inc.	Ohio
Materion Brush International Inc.	Ohio
Materion Brush Ltd.	England
Materion Ceramics Inc.	Arizona
Materion Czech S.R.O.	Czech Republic
Materion Ireland Holdings Limited	Ireland
Materion Large Area Coatings LLC	Connecticut
Materion Natural Resources Inc.	Utah
Materion Precision Optics and Thin Film Coatings Corporation	California
Materion Precision Optics and Thin Film Coatings Inc.	Massachusetts
Materion Services Inc.	Ohio
Materion Technical Materials Inc.	Ohio
Materion Technologies Inc.	Arizona